Exhibit 99.6

Competitive Companies, Inc. Announces Letter of Intent to Acquire International Telecom, Inc.

RIVERSIDE, Calif., Feb. 19 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP) announced today the Company has signed a Letter of Intent to acquire International Telecom, Inc. (ITI). This planned acquisition could add as much as $1,172,399 in additional revenues to CCI and more than 7,000 subscribers which is consistent with the CCI Strategic Business Plan, designed to build enterprise value through organic growth and select acquisition opportunities associated with cross-functional integration of complementary core competencies. The additional subscribers will be offered CCI's discounted cell phone services for additional revenue contribution. For more information you can go to www.cci-us.com.

In announcing the Letter of Intent, Dr. Ray Powers, President of CCI said, 'Our strategic business plan outlines a methodology that advocates the addition of new customers, new markets, and new products and services, consistent with our vision of becoming the Integrated Communications Provider of choice in select alternate tier markets. This merger fits our philosophy of acquiring those components most advantageous to that vision, and we look forward to working with ITI in continuing the tradition of excellence for its customers, and in providing a full range of new products and services of value.'

About International Telecom, Inc.

International Telecom, Inc. is primarily a long distance carrier based in Anchorage, Alaska, providing low cost calling solutions to anywhere in the world through its own network components and in conjunction with other network providers. The company provides competitive prices and a no hassle approach to long distance including a pay as you go plan that is ubiquitous, inexpensive, and high quality.

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with offices in Riverside, California, Eau Clair, Wisconsin, San Antonio, Texas, and Scottsdale, Arizona. The Company began operations in 1998 to provide telecommunication services including data, voice and video to multiple dwelling units (MDU's) in tier one markets. As Congress passed 'open access' legislation in the MDU marketplace, larger capitalized organizations made it exceedingly difficult for the Company to compete in this space. Thus, CCI has refocused on rural communities nationwide to deliver data and voice utilizing fixed wireless as its primary delivery choice. Additionally, the Company is soon to be offering a wide variety of new services based on technology convergence and customer demand. These new services will include wholesale and retail Cell Phone packages; VoIP telephony; 1+ long distance; 800 number services; calling cards; IP based applications; and other ancillary products and services. CCI has assembled a management team with extensive telecommunications industry, financial, and business management experience. For more information on the Company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are 'forward-looking' and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words 'expect,' 'intend,' 'estimate,' 'will' and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward- looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are 'forward- looking' statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

SOURCE Competitive Companies Inc.

Source: PR Newswire (February 19, 2009 - 5:59 PM EST)

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